EXHIBIT 10.19

GODADDY

ANNUAL BONUS PLAN

1. Plan Objectives. This Annual Bonus Plan (the “Plan”) is intended to: (a) reward eligible employees of GoDaddy.com, LLC and its affiliates (collectively, the “Company”) for achieving stated business objectives; (b) build long-term value for the Company’s equity holders; and (c) provide competitive compensation for key Company employees.

2. Administration. The Company’s Executive Committee (the “Committee”) will administer the Plan. The Committee reserves the right at any time during the fiscal year to modify the Plan in whole or in part. This Plan may be amended, suspended or terminated at any time at the sole and absolute discretion of the Committee. All determinations and decisions made by the Committee and any delegate of the Committee pursuant to the provisions of the Plan will be final, conclusive, and binding on all persons, and will be given the maximum deference permitted by law.

3. Eligibility. All employees of the Company, unless otherwise excluded by the Committee. A Company employee eligible to participate in the Plan for a Performance Period is referred to herein as a “Participant.”

4. Performance Period. The “Performance Period” will be the Company’s fiscal year unless otherwise determined by the Committee.

5. Target Incentive Payout. The Committee or a Participant’s manager, as applicable, will approve a “Target Incentive Percentage” for each Participant for each Performance Period. The incentives under this Plan are expressed as a percentage of the Participant’s annual base salary. The “Target Incentive Award” for each Participant for each Performance Period will be equal to that Participant’s base salary multiplied by the Target Incentive Percentage for that Participant.

6. Incentive Determination. One hundred percent (100%) of each Participant’s potential Target Incentive Award is based upon achievement of the performance goals determined by the Committee and set forth on Exhibit A attached hereto for the applicable Performance Period. The Committee will have the discretion to establish the relative weightings of any performance goals. The Committee also will have the discretion to adjust the performance goals and weightings prior to the end of an applicable Performance Period.

7. Payment. Payments under the Plan will be made following the end of the Performance Period, but in no event later than March 15 of the year following the year in which it was earned. All Plan payments will be made net of applicable withholding taxes.

8. Employment at Will. The employment of all Company employees is terminable at any time by either party, with or without cause being shown or advance notice by either party. This Plan shall not be construed to create a contract of employment for a specified period of time between the Company and any employee.